Humana Inc.
3501 SW 160th Avenue
Miramar, FL 33027
http://www.humana.com

news release

For More Information Contact

Barbara Kerr
Humana Corporate Communications
Phone: 305-626-5736
E-MAIL:  bkerr@humana.com

Humana approved by CMS to offer Medicare Prescription Drug Coverage to people with Medicare in 2006

Humana will offer the Medicare Part D prescription drug plan to beneficiaries residing in 46 states and the District of Columbia beginning January 1, 2006

LOUISVILLE, Ky. - Sept. 23, 2005 - Humana Inc. (NYSE: HUM) announced today that it has received approval from The Centers for Medicare & Medicaid Services (CMS) to offer the Medicare Part D prescription drug plan (PDP) to the more than 42 million Medicare eligible beneficiaries residing in 46 states and the District of Columbia, representing all of the states in which Humana applied. Humana had previously announced that it was successful in bidding below each regional benchmark for all of its Prescription Drug Plan bids submitted to CMS.

Starting Jan. 1, 2006, new Medicare prescription drug coverage will be available to everyone with Medicare. The Medicare Part D Benefit is designed to lower prescription drug costs and help protect against higher costs in the future. Enrollment, which is voluntary, occurs from Nov. 15, 2005, through May 15, 2006.

"This award represents an unprecedented opportunity for Humana to provide people with Medicare a broad selection of prescription drug coverage that meets their individual needs," said Stefen Brueckner, Humana's vice president for senior products. "The Medicare Part D prescription drug plan will provide access to affordable pharmaceutical care to Medicare beneficiaries. It is especially significant to the more than 12 million Medicare beneficiaries living in areas of the nation where access to affordable health care insurance may not have been available until now," he added.

Humana will offer Medicare prescription drug coverage through its Medicare Advantage HMO, PPO and private fee-for-service (PFFS) health plans, and as a stand-alone prescription drug plan (PDP) to those enrolled in Original Medicare. As a result of the CMS award, Humana will now offer up to five Medicare products in many states. Humana currently offers Medicare Advantage HMO and PPO plans in more than 40 markets nationwide, and Medicare Advantage private fee-for-service plans (PFFS) in more than thirty states.

About Humana

Humana Inc., headquartered in Louisville, Ky., is one of the nation's largest publicly traded health benefits companies, with approximately 7 million medical members. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

Over its 44-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company's web site at www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings press releases;
  Audio archive of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with institutional investors);
  Corporate Governance Information.

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